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                                                                    EXHIBIT 99.1
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          Newbridge Networks Announces Intent to Acquire UB Networks
         Key Element of Strategic Commitment to Enterprise Networking
                                    Market

Peter Sommerer Named Newbridge Vice Chairman, CEO of UB Networks; Peter Charbonneau Becomes Newbridge President & COO

Kanata, Ontario, December 19, 1996 -- Newbridge Networks today announced key strategic moves to further strengthen its position in the enterprise networking market. The Company announced it has signed a letter of intent with Tandem Computers Incorporated to acquire UB Networks, a leading supplier to the enterprise networking market and a subsidiary of Tandem Computers. With this move, Newbridge Networks enhances its ability to deliver the advanced internet working products and support customers need to take full advantage of the Internet and intranet, as well as multimedia applications.

The acquisition of UB Networks, the industry's first independent local area networking (LAN) company, will provide Newbridge Networks with a significant addition to its own enterprise networking product and service offerings. With its comprehensive product line and strong global sales and customer support, UB Networks has excellent relationships with Fortune 1000 companies. The acquisition is expected to accelerate implementation of the Company's industry-leading VIVID/TM/ switched routing solution. The enterprise hub and switch LAN market is expected to experience double-digit growth for the foreseeable future and is anticipated to approach US $24 billion by the year 2000, according to independent market research (Dell'Oro Group 1996).

"Today's announcement further strengthens our presence in the enterprise networking market throughout the world," said Terence Matthews, Chairman and Chief Executive Officer, Newbridge Networks. "Now, Newbridge Networks is even better positioned to offer customers around the world unparalleled enterprise networking solutions with UB Networks' proven products, sales and customer support, our own industry-leading VIVID product line, and products and applications from a number of our key affiliates such as ACC, TimeStep and Vienna."

UB Networks will become a wholly-owned subsidiary of Newbridge Networks. Christopher Brennan will continue in his present position as President and Chief Operating Officer of UB Networks. Mr. Brennan will work closely with Peter Sommerer, formerly President of Newbridge Networks, who has now been appointed to the position of Vice Chairman of Newbridge Networks and will become Chief Executive Officer of UB Networks. Mr. Sommerer served as Newbridge President for six years.

"The skills and experience that Chris Brennan and Peter Sommerer each bring to the organization will drive the Company in its completion of an unsurpassed complete product, sales and service offering to the enterprise market," added Mr. Matthews. "Working together, Peter and Chris will ensure a very smooth and effective integration of UB Networks with Newbridge."


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Peter Charbonneau, formerly Newbridge Executive Vice President, Finance and
Chief Financial Officer, has been appointed President and Chief Operating Officer of Newbridge Networks. Mr. Charbonneau, who has been with Newbridge since 1987, will continue to report to Mr. Matthews. Mr. Charbonneau has also been appointed to the board of directors of Newbridge Networks Corporation.

"I am very pleased that Peter Charbonneau has accepted the position of President and Chief Operating Officer. For almost 10 years now, Peter has contributed consistently as a key member of the executive team in shaping the company's strategic direction," said Mr. Matthews. "This experience coupled with his exceptional financial abilities, will be very important as Newbridge continues to expand its position."

Newbridge Networks also announced today that Kenneth B. Wigglesworth, formerly Newbridge Vice President, Finance, has been appointed Vice President and Chief Financial Officer. Mr. Wigglesworth joined Newbridge in July, 1987 as Controller and became Vice President, Finance in June, 1993.

UB Networks, a wholly owned subsidiary of Tandem Computers, is a leading global supplier of hardware and software enterprise networking products. Many Fortune 1000 companies use UB enterprise network solutions, with a broad customer base in all market segments including health care, pharmaceuticals, financial services and the energy industry. This customer base complements the Newbridge leadership in the global networking industry.

Newbridge Networks has established a unique program of affiliate companies. Key among these for the enterprise networking market are: Advanced Computer Communications, Inc. (ACC), a leading provider of network access solutions for the home, office, and enterprise environments; TimeStep Corporation a technology leader in the development of cryptographic network security solutions; and Vienna Systems Corporation, supplier of a server-based family of hardware and software products for delivering voice, data, and video calls across IP networks, both corporate (intranet) and public (Internet).

Newbridge Networks (www.newbridge.com) is the global leader in asynchronous transfer mode (ATM) and time division multiplexing (TDM) networking systems, according to independent research. The company designs, manufactures and services a comprehensive family of networking products and systems that delivers the power of multimedia communications to organizations in more than 100 countries throughout the world. Newbridge products are the choice of an expanding range of customers which includes most of the world's 200 largest telecommunications service providers, and over 10,000 corporations, government organizations, and other institutions. The company has facilities throughout Canada, the United States, Latin America, Europe, Asia, the Middle East, Africa and Australasia.

Newbridge Networks Corporation is a public company whose common shares are listed for trading on the New York Stock Exchange (NN) and on the Toronto Stock Exchange (NNC) in Canada.
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